UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 15, 2018

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14174	Southern Company Gas (A Georgia Corporation) Ten Peachtree Place N.E. Atlanta, Georgia 30309 (404) 584-4000	58-2210952

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.
On December 1, 2017, Atlanta Gas Light Company (“AGL”), a subsidiary of Southern Company Gas, filed its 2018 annual rate adjustment under the Georgia Rate Adjustment Mechanism with the Georgia Public Service Commission (“Georgia PSC”).   On February 23, 2018, AGL revised its filing to reflect the impacts of federal tax reform legislation enacted in December 2017 (the “Tax Reform Legislation”).
On May 15, 2018, the Georgia PSC approved a stipulation between AGL and the Georgia PSC staff relating to the revised request (the “Tax Reform Stipulation”). Pursuant to the Tax Reform Stipulation, (i) customers will receive rate credits totaling $16 million during the remainder of 2018; (ii) AGL’s authorized equity ratio is increased by 4% to 55% to address the negative cash flow and credit metric impacts of the Tax Reform Legislation; (iii) current rates will remain in effect through December 31, 2019 and AGL is required to file a full rate case no later than June 1, 2019, with new rates to be effective January 1, 2020; (iv) AGL committed to make capital expenditures for safety, reliability and strategic growth initiatives totaling approximately $338 million in each of 2018 and 2019, which may vary by 10% each year, provided that the total capital expenditures for 2018 and 2019 are not less than $676 million; and (v) AGL is authorized to amortize certain regulatory liabilities associated with unprotected excess deferred taxes to meet revenue requirements until rates are reset on January 1, 2020 and to reduce existing regulatory assets associated with under-recovered pipeline replacement program costs.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2018	SOUTHERN COMPANY GAS
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary